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                                    EXHIBIT 5

                            OPINION OF HORWITZ & BEAM



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                          [HORWITZ & BEAM LETTERHEAD]

June 17, 1998
Page 8


                                  June 25, 1998

                             Luminex Lighting, Inc.

Ladies and Gentlemen:

           This office represents Luminex Lighting, Inc., a California corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the issuance and sale of a maximum of 500,000 Shares of Common Stock and 500,000 Warrants (the "Registered Securities") pursuant to an Underwriting Agreement to be dated as of the effective date of the Registration Statement. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

           Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

           We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                             HORWITZ & BEAM

                                             /s/ Horwitz & Beam